Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated effective as of July 2, 2024, is by and among Eastern Bankshares, Inc. (“Buyer”), Citadel MS 2023, Inc., a wholly-owned subsidiary of Buyer (“Merger Sub”), Eastern Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Cambridge Bancorp (“Company”), and Cambridge Trust Company, a wholly-owned subsidiary of Company (“Company Bank” and, together with Buyer, Merger Sub, Buyer Bank and Company, the “Parties”). Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement (as defined below).

BACKGROUND STATEMENTS

A. The Parties previously entered into that certain Agreement and Plan of Merger, dated as of September 19, 2023 (the “Agreement”);

B. Pursuant to Section 10.02 of the Agreement, the Agreement may be amended or modified at any time by an agreement in writing among the Parties executed in the same manner as the Agreement; and

C. The Parties now wish to amend the Agreement to revise the measurement date for actual Company performance as it pertains to the 2022-2023 Company PRSUs in the manner set forth below.

In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1. Amendment regarding Measurement Date for Actual Company Performance for Conversion of 2022-2023 Company PRSUs. The second sentence of Section 2.07(b)(ii) of the Agreement is hereby amended by deleting it in its entirety and replacing it as follows:

“As soon as practicable after the Effective Time, Buyer shall offer to each holder of such Buyer PRSU the opportunity to exchange such Buyer PRSU for a Buyer RSU either (i) with respect to a number of shares of Buyer Common Stock equal to the number of shares of Buyer Common Stock subject to such Buyer PRSU as of the Effective Time, provided, that such Buyer RSU shall be subject to (1) the same termination terms, deferral elections and other terms and restrictions as the applicable Buyer PRSU was subject to as of the Effective Time (excluding the performance conditions), (2) shall have the same settlement date as the Buyer PRSU that it replaces and (3) shall not have any dividend equivalent rights with respect thereto or (ii) with respect to a number of shares of Buyer Common Stock determined based on measurement of actual performance through March 31, 2024, provided, that such Buyer RSU shall be subject to (1) the same termination terms, deferral elections and other terms and restrictions as the applicable Buyer PRSU was subject to as of the Effective Time (excluding the performance conditions), (2) shall have the same settlement date as the Buyer PRSU that it replaces and (3) shall have the same entitlement to receive on the vesting date of the Buyer RSU a payment, in cash or shares of Buyer Common Stock at Buyer’s election, equal to the cumulative dollar amount of dividends the holder would have received with respect to the 2022-2023 Company PRSUs if the holder had been the actual record owner of the underlying Company Common Stock on each dividend record date from the grant date through the Effective Time.”

2. Binding Effect. This Amendment shall inure to the benefit of, and be binding upon, each of the Parties and each of their respective assigns, heirs or other successors in interest, and any other party to the Agreement. Except as expressly amended hereby, all of the terms and provisions of the Agreement are and shall remain in full force and effect. This Amendment together with the Agreement and all attachments thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written or oral understandings between the parties.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Execution Version

IN WITNESS WHEREOF, each of the parties has executed this Amendment as an instrument under seal as of the date first written above.

BUYER:	EASTERN BANKSHARES, INC.

	By:	/s/ Robert F. Rivers
	Name:	Robert F. Rivers
	Title:	Chief Executive Officer

MERGER SUB:	CITADEL MS 2023, INC.

	By:	/s/ Quincy L. Miller
	Name:	Quincy L. Miller
	Title:	President

BUYER BANK:	EASTERN BANK

	By:	/s/ Robert F. Rivers
	Name:	Robert F. Rivers
	Title:	Chief Executive Officer

COMPANY:	CAMBRIDGE BANCORP

	By:	/s/ Denis K. Sheahan
	Name:	Denis K. Sheahan
	Title:	President and Chief Executive Officer

COMPANY BANK:	CAMBRIDGE TRUST COMPANY

	By:	/s/ Denis K. Sheahan
	Name:	Denis K. Sheahan
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]